                                                                     Pursuant to
                                                                  Rule 424(b)(3)
                                                                 File #333-94757
                                                                   #333-94757-01
                                                                   #333-94757-02
                                                                   #333-94757-04




PROSPECTUS SUPPLEMENT

To Prospectus dated August 2, 2000

                                  $172,500,000
                             CHECKFREE CORPORATION
                 6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

      The purpose of this supplement is to amend and supplement the prospectus dated August 2, 2000, relating to the offer for resale of up to $172,500,000 aggregate principal amount at maturity of CheckFree Corporation's 6 1/2% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes.

      The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder and a selling securityholder whose beneficial ownership of notes has increased from the information set forth in the prospectus. The following table is based solely upon information provided to us by or on behalf of the selling securityholders named below and indicates with respect to each such selling securityholder:

      - the aggregate principal amount of the notes beneficially owned by such selling securityholder as of August 10, 2000;

      - the maximum amount of notes that such selling securityholder may offer under the prospectus;

      - the number of shares of CheckFree common stock beneficially owned by such selling securityholder as of August 10, 2000;

      - the maximum number of shares of CheckFree common stock that may be offered for the account of such selling securityholder under the prospectus.

                                                                                    NO. OF SHARES
                                              AGGREGATE                              OF COMMON
                                              PRINCIPAL            PRINCIPAL         STOCK OWNED         NO. OF SHARES OF
                                                AMOUNT             AMOUNT OF           PRIOR TO             COMMON STOCK
    NAME OF SELLING SECURITYHOLDER             OF NOTES          NOTES OFFERED        OFFERING(*)             OFFERED(*)
---------------------------------------    -----------------    ----------------    ----------------     -------------------
AIG/National Union Fire Insurance               $1,465,000         $1,465,000              20,013                 20,013

Allstate Insurance Company                      $1,800,000         $1,800,000              24,590                 24,590

Aloha Airlines Non-Pilots Pension                  $60,000            $60,000                 819                    819
Trust

Aloha Airlines Pilots Retirement Trust             $35,000            $35,000                 478                    478

BBT Fund, L.P.                                 $10,250,000        $10,250,000             140,027                140,027


Bear, Stearns & Co., Inc.                       $1,000,000         $1,000,000              13,661                 13,661

BP Amoco PLC, Master Trust                      $2,190,000         $2,190,000              29,918                 29,918

C & H Sugar Company, Inc.                         $100,000           $100,000               1,366                  1,366

CIBC World Markets                             $10,500,000        $10,500,000             143,442                143,442

Clinton Riverside Convertible                   $2,600,000         $2,600,000              35,519                 35,519
Portfolio Limited

Delaware PERS                                   $1,725,000         $1,725,000              23,565                 23,565

Deutsche Bank AG                               $36,400,000        $36,400,000             497,267                497,267

First Republic Bank                               $350,000           $350,000               4,781                  4,781

Forestal Funding Master Trust                   $6,000,000         $6,000,000              81,967                 81,967

Hawaiian Airlines Employees Pension                $55,000            $55,000                 751                    751
Plan-IAM

Hawaiian Airlines Pension Plan for                 $10,000            $10,000                 136                    136
Salaried Employees

Hawaiian Airlines Pilots Retirement                $85,000            $85,000               1,161                  1,161
Plan

Hotel Union & Hotel Industry of Hawaii            $447,000           $447,000               6,106                  6,106

ICI American Holdings Trust                       $925,000           $925,000              12,636                 12,636

Island Holdings                                    $30,000            $30,000                 409                    409

ITG, Inc.                                         $256,000           $256,000               3,497                  3,497

Jeffiere & Company, Inc.                           $10,000            $10,000                 136                    136

JMG Capitol Partners, LP                        $3,505,000         $3,505,000              47,882                 47,882

JMG Triton Offshore Fund, Ltd.                  $4,505,000         $4,505,000              61,543                 61,543

KBC Financial Products                          $1,000,000         $1,000,000              13,661                 13,661

Kentfield Trading, Ltd.                         $6,440,000         $6,440,000              87,978                 87,978

Liberty View Funds L.P.                           $500,000           $500,000               6,830                  6,830

Merrill Lynch, Pierce, Fenner &                   $873,000           $873,000              11,926                 11,926
Smith, Inc.

Nalco Chemical Company                            $600,000           $600,000               8,196                  8,196


Paloma Strategic Securities Limited             $1,000,000         $1,000,000              13,661                 13,661

Phelp IV, LLC                                     $109,000           $109,000               1,489                  1,489

Queen's Health Plan                                $20,000            $20,000                 273                    273

Robertson Stephens                             $11,000,000        $11,000,000             150,273                150,273

Sagamore Hill Hub Fund Ltd.                       $250,000           $250,000               3,415                  3,415

Southern Farm Bureau Life Insurance -           $2,100,000         $2,100,000              28,688                 28,688
FRIC

Starvest Combined Portfolio                     $1,900,000         $1,900,000              25,956                 25,956

Starvest Managed Portfolio                        $140,000           $140,000               1,912                  1,912

State of Oregon Equity                          $5,125,000         $5,125,000              70,013                 70,013

State of Oregon/SAIF Corporation                $2,175,000         $2,175,000              29,713                 29,713

TCW Group, Inc.                                 $5,825,000         $5,825,000              79,576                 79,576

The Estate of Janus Campbell                    $1,229,000         $1,229,000              16,789                 16,789

TQA Master Fund                                   $600,000           $600,000               8,196                  8,196

TQA Master Fund Plus                              $250,000           $250,000               3,415                  3,415

Tracor Inc., Employees Retirement Plan            $160,000           $160,000               2,185                  2,185

Tribecca Investments L.L.C.                     $6,000,000         $6,000,000              81,967                 81,967

Viacom Inc. Pension Plan Master Trust              $64,000            $64,000                 874                    874

Zeneca Holdings Trust                             $650,000           $650,000               8,879                  8,879


--------------------
* Reflects the shares of common stock into which the notes held by such securityholder are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus

      The selling securityholders named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information in the table regarding their notes and common stock. Any such sales would affect the data in the table above.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 11, 2000.